EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Fourth Quarter 2018 Net Income of $54 million, or $0.93 Per Diluted Share

Company delivers solid earnings reflecting stronger, more diversified franchise

Key Highlights - Fourth Quarter 2018

•	Completed Wells Fargo branch acquisition, providing low-cost, stable liquidity for continued banking growth.

◦	Results include a $29 million pre-tax benefit for hedging gains recognized in conjunction with the acquisition and $14 million of pre-tax acquisition-related expenses.

◦	Excluding the acquisition-related benefit and expenses, adjusted net income was $42 million, or $0.72 per diluted share, an increase of 20 percent from adjusted fourth quarter 2017 net income.

•	Strong capital position with total risk-based capital ratio at 13.6 percent.

•	Pristine asset quality with minimal net charge-offs, low consumer delinquencies and no commercial delinquencies.

TROY, Mich., Jan. 22, 2019 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, FSB, today reported fourth quarter 2018 net income of $54 million, or $0.93 per diluted share, and adjusted net income of $42 million, or $0.72 per diluted share, excluding Wells Fargo branch acquisition-related benefit and expenses. The Company reported net income of $48 million, or $0.83 per diluted share, in the third quarter 2018, and a net loss of $45 million, or $0.79 per diluted share, in the fourth quarter 2017, due to a one-time, non-cash charge of $80 million from new tax legislation.

"Our fourth quarter results further reflect the transformation Flagstar has made,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “We reported adjusted net income of $0.72 per diluted share for the quarter, net income of $3.21 per diluted share for the year and adjusted net income of $3.02 per diluted share for the year, evidencing the stronger, more diversified franchise we’ve become. While this quarter’s gain on sale revenue was the lowest since the early days of the financial crisis, we delivered solid earnings as reflected in an adjusted return on average assets of 0.91 percent.

“The most recent step in our transformation was the acquisition of 52 Midwest branches from Wells Fargo Bank, which closed this quarter and significantly increased our core customer base. While we experienced some initial challenges in the transition, the Flagstar team worked hard to take care of each customer’s individual circumstances. I’m proud of how the team reacted to this challenge. Although the deposits we purchased at acquisition were lower than anticipated, at this point, nearly 2 months after the conversion, we’ve seen only 8.7 percent attrition (as of January 19) as compared to the 17 percent post-closing attrition we had projected. We remain confident in the benefits of the acquisition, which boosts our net interest margin and provides substantial, low-cost stable liquidity.

“Our banking and mortgage servicing businesses had another good quarter. Deposit costs were relatively unchanged, despite the increase in short-term rates at the end of the third quarter. The adjusted net interest margin expanded 6 basis points to 2.99 percent. Total serviced accounts increased a remarkable 34 percent to nearly 827,000, further growing an important source of fee income and liquidity.

"Our mortgage business was softer than we expected. Fallout-adjusted locks declined 36 percent to $5.3 billion, partially offset by a higher gain on sale margin, which rose 9 basis points to 0.60 percent. We remain focused on reinforcing mortgage profitability, and believe we can use our market position and scale to succeed in a mortgage market with fewer players.

“As we move into 2019, we like how our business model has evolved and we believe we are positioned for success. We have strong, diversified sources of revenue, a track record of expense discipline, and pristine credit quality, supported by a robust level of allowance coverage. Underlying this position is an abundant level of capital, giving us added flexibility and durability as we continue to execute on our growth strategies in 2019."

Overall, 2018 was a good year for the Company. Full year 2018 net income was $187 million, or $3.21 per diluted share, as compared to full year 2017 net income of $63 million, or $1.09 per diluted share. Excluding the Wells Fargo branch acquisition-related benefit and expenses in the fourth quarter 2018 and a tax charge in the fourth quarter 2017, the Company had adjusted 2018 net income of $176 million, or $3.02 per diluted share, as compared to adjusted 2017 net income of $143 million, or $2.47 per diluted share. On an adjusted basis, the Company realized a strong 23 percent increase in net income for the full year 2018.

Income Statement Highlights
	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(Dollars in millions)
Net interest income	$152	$124	$115	$106	$107
Provision (benefit) for loan losses	(5)	(2)	(1)	—	2
Noninterest income	98	107	123	111	124
Noninterest expense	189	173	177	173	178
Income before income taxes	66	60	62	44	51
Provision for income taxes	12	12	12	9	96
Net income (loss)	$54	$48	$50	$35	$(45)

Income (loss) per share:
Basic	$0.94	$0.84	$0.86	$0.61	$(0.79)
Diluted	$0.93	$0.83	$0.85	$0.60	$(0.79)

Adjusted Income Statement Highlights (Non-GAAP) (1)
	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(Dollars in millions)
Net interest income	$123	$124	$115	$106	$107
Provision (benefit) for loan losses	(5)	(2)	(1)	—	2
Noninterest income	98	107	123	111	124
Noninterest expense	175	172	177	173	178
Income before income taxes	51	61	62	44	51
Provision for income taxes	9	12	12	9	16
Net income	$42	$49	$50	$35	$35

Income per share:
Basic	$0.73	$0.86	$0.86	$0.61	$0.61
Diluted	$0.72	$0.85	$0.85	$0.60	$0.60

(1)	See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended					Change (bps)
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	Seq	Yr/Yr
Net interest margin	3.70%	2.93%	2.86%	2.76%	2.76%	77	94
Adjusted net interest margin (1)	2.99%	2.93%	2.86%	2.76%	2.76%	6	23
Return on average assets	1.2%	1.0%	1.1%	0.8%	(1.1)%	20	N/M
Return on average equity	14.0%	12.8%	13.5%	9.9%	(12.1)%	120	N/M
Efficiency ratio	75.7%	74.6%	74.4%	79.7%	77.1%	110	(140)
N/M - Not meaningful

(1)
The three months ended December 31, 2018, excludes $29 million of hedging gains reclassified from AOCI to net interest income in conjunction with the payment of long-term FHLB advances. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$16,391	$16,786	$15,993	$15,354	$15,379	(2)%	7%
Average loans held-for-sale (LHFS)	3,991	4,393	4,170	4,231	4,537	(9)%	(12)%
Average loans held-for-investment (LHFI)	8,916	8,872	8,380	7,487	7,295	—%	22%
Average total deposits	11,942	11,336	10,414	9,371	9,084	5%	31%

Net Interest Income

Net interest income rose $28 million to $152 million for the fourth quarter 2018, as compared to the third quarter 2018, due to the recognition of $29 million of hedging gains recognized in conjunction with the Wells Fargo branch acquisition. Excluding hedging gains, the Company's adjusted net interest income fell $1 million to $123 million in the fourth quarter 2018, reflecting seasonal declines in loans held-for-sale and warehouse loans, largely offset by an expanded net interest margin. The adjusted net interest margin rose 6 basis points to 2.99 percent for the fourth quarter 2018 as compared to third quarter 2018 as a significant drop in Federal Home Loan Bank advances and higher yields on interest-earning assets more than offset a modest increase in deposit costs.

Loans held-for-investment averaged $8.9 billion for the fourth quarter 2018, increasing $44 million from the prior quarter. During the fourth quarter 2018, average consumer loans rose $213 million, or 6 percent, driven primarily by mortgage (mainly jumbos) and non-auto indirect loans. Average commercial loans rose $80 million, or 2 percent, excluding a $249 million drop in warehouse loans due to anticipated seasonal factors.

Average total deposits were $11.9 billion in the fourth quarter 2018, increasing $606 million, or 5 percent from the third quarter 2018, driven by the benefit of one month of Wells Fargo branch deposits and higher custodial deposits. Excluding the impact of the acquisition, average total deposits rose $22 million. Average retail deposits increased $371 million, or 5 percent, as acquired Wells Fargo deposits were partially offset by a drop in savings deposits. Average custodial deposits rose $162 million, or 8 percent, driven by a 34 percent increase in serviced accounts.

Provision for Loan Losses

The Company experienced a provision benefit in the fourth quarter 2018, resulting primarily from a continued decline in loss rates in the held-for-investment portfolio. The provision benefit totaled $5 million for the fourth quarter 2018, as compared to $2 million for the third quarter 2018.

Noninterest Income

Noninterest income decreased $9 million, or 8 percent, to $98 million in the fourth quarter 2018, as compared to $107 million for the third quarter 2018. The decrease was primarily due to lower net gain on loan sales, loan fees and charges and lower net return on mortgage servicing rights.

Fourth quarter 2018 net gain on loan sales fell $9 million, or 21 percent, to $34 million, versus $43 million in the third quarter 2018. The results reflected lower mortgage origination volume, partially offset by an improved gain on sale margin. Fallout-adjusted locks fell 36 percent to $5.3 billion, reflecting anticipated seasonal factors and lower mortgage volume. The net gain on loan sale margin rose 9 basis points to 0.60 percent for the fourth quarter 2018, as compared to 0.51 percent for the third quarter 2018.

Mortgage Metrics
						Change (% / bps)
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	Seq	Yr/Yr
	(Dollars in millions)
For the three months ended:
Mortgage rate lock commitments (fallout-adjusted) (1)	$5,284	$8,290	$9,011	$7,722	$8,631	(36)%	(39)%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.60%	0.51%	0.71%	0.77%	0.91%	9	(31)
Net gain on loan sales	$34	$43	$63	$60	$79	(21)%	(57)%
Net (loss) return on the mortgage servicing rights (MSR)	$10	$13	$9	$4	$(4)	(23)%	N/M
Gain on loan sales + net (loss) return on the MSR	$44	$56	$72	$64	$75	(21)%	(41)%
At the end of the period:
Residential loans serviced (number of accounts - 000's) (3)	827	619	535	470	442	34%	87%
Capitalized value of MSRs	1.35%	1.43%	1.34%	1.27%	1.16%	(8)	19
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excludes net gain on loan sales of $2 million and $1 million, from loans transferred from LHFI in the three months ended December 31, 2018 and December 31, 2017, respectively) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Loan fees and charges fell to $20 million for the fourth quarter 2018, as compared to $23 million for the third quarter 2018. The decrease primarily reflected lower mortgage loan closings.

Net return on mortgage servicing rights (including the impact of hedges) decreased $3 million, resulting in a net gain of $10 million for the fourth quarter 2018, as compared to a net gain of $13 million for the third quarter 2018. The decrease from the prior quarter largely reflected a smaller benefit from the collection of contingencies related to MSR sales in prior periods.

Noninterest Expense

Noninterest expense increased to $189 million for the fourth quarter 2018, as compared to $173 million for the third quarter 2018, primarily due to $14 million of expenses attributable to the Wells Fargo branch acquisition, partially offset by lower commissions reflecting lower mortgage volume. Excluding acquisition-related expenses in both quarters, the Company's adjusted noninterest expense was $175 million in the fourth quarter 2018 versus $172 million in the prior quarter.

The Company's efficiency ratio was 76 percent for the fourth quarter 2018, as compared to 75 percent for the third quarter 2018. Excluding hedging gains and expenses related to the acquisition of Wells Fargo branches, the adjusted efficiency ratio was 79 percent in the fourth quarter 2018 versus 74 percent in the prior quarter.

Income Taxes

The fourth quarter 2018 provision for income taxes totaled $12 million, unchanged from the third quarter 2018. The Company's effective tax rate was 18 percent for the fourth quarter 2018, compared to 20 percent for the third quarter 2018. The lower tax rate in the fourth quarter reflects the implementation of tax management strategies and certain discrete benefits which reduced the full year 2018 effective tax rate to 19 percent. Going forward, we expect the effective tax rate in 2019 should be approximately 18 percent.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	1.4%	1.5%	1.5%	1.7%	1.8%	(10)	(40)
Charge-offs, net of recoveries	$1	$1	$1	$1	$2	—%	(50)%
Total nonperforming LHFI and TDRs	$22	$25	$27	$29	$29	(12)%	(24)%
Net charge-offs to LHFI ratio (annualized)	0.04%	0.05%	0.02%	0.06%	0.11%	(1)	(7)
Ratio of nonperforming LHFI and TDRs to LHFI	0.24%	0.28%	0.30%	0.35%	0.38%	(4)	(14)

The allowance for loan losses was $128 million at December 31, 2018, compared to $134 million at September 30, 2018. The allowance for loan losses covered 1.4 percent of loans held-for-investment at December 31, 2018, as compared to 1.5 percent of loans held-for-investment at September 30, 2018.

Net charge-offs in the fourth quarter 2018 were $1 million, or 4 basis points of LHFI, compared to $1 million, or 5 basis points in the prior quarter.

Nonperforming loans were $22 million at December 31, 2018, compared to $25 million at September 30, 2018. The ratio of nonperforming loans to loans held-for-investment was 0.24 percent at December 31, 2018, compared to 0.28 percent at September 30, 2018. At December 31, 2018, early stage consumer loan delinquencies totaled $7 million, or 0.17 percent of consumer loans, compared to $3 million, or 0.08 percent at September 30, 2018. There were no commercial loan delinquencies greater than 30 days at December 31, 2018.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% / bps)
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	Seq	Yr/Yr
Tangible common equity to assets ratio (1)	7.45%	7.74%	7.74%	7.65%	8.15%	(29)	(70)
Tier 1 leverage (to adj. avg. total assets)	8.29%	8.36%	8.65%	8.72%	8.51%	(7)	(22)
Tier 1 common equity (to RWA)	10.54%	11.01%	10.84%	10.80%	11.50%	(47)	(96)
Tier 1 capital (to RWA)	12.54%	13.04%	12.86%	12.90%	13.63%	(50)	(109)
Total capital (to RWA)	13.63%	14.20%	14.04%	14.14%	14.90%	(57)	(127)
MSRs to Tier 1 capital	19.3%	20.3%	16.9%	16.2%	20.1%	(100)	(80)
Tangible book value per share (1)	$23.90	$25.13	$24.37	$23.62	$24.04	(5)%	(1)%

(1)	See Non-GAAP Reconciliation for further information.

The Company maintained a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At December 31, 2018, the Company had a total risk-based ratio of 13.63 percent, as compared to 14.20 percent at September 30, 2018. The decrease in the ratio resulted primarily from the Wells Fargo branch acquisition.

Under the terms of recently proposed changes to regulatory capital requirements, the Company's Tier 1 leverage ratio would have increased approximately 60 basis points and risk-based capital ratios by approximately 30-45 basis points at December 31, 2018 (pro forma basis).

Earnings Conference Call

As previously announced, the Company's fourth quarter 2018 earnings call will be held Tuesday, January 22, 2019 at 11 a.m. (ET).

To join the call, please dial (888) 204-4368 toll free or (786) 789-4783 and use passcode 2250616. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, and using passcode 2250616.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $18.5 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 75 retail locations in 24 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $175 billion of home loans representing nearly 827,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share, tangible common equity to assets ratio, adjusted net income, adjusted basic and diluted earnings per share, adjusted net interest margin, adjusted noninterest expense, adjusted net interest income, adjusted income before taxes, adjusted provision for income taxes, adjusted efficiency ratio and adjusted return on average assets. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Cash	$260	$150	$122
Interest-earning deposits	148	114	82
Total cash and cash equivalents	408	264	204
Investment securities available-for-sale	2,142	1,857	1,853
Investment securities held-to-maturity	703	724	939
Loans held-for-sale	3,869	4,835	4,321
Loans held-for-investment	9,088	8,966	7,713
Loans with government guarantees	392	305	271
Less: allowance for loan losses	(128)	(134)	(140)
Total loans held-for-investment and loans with government guarantees, net	9,352	9,137	7,844
Mortgage servicing rights	290	313	291
Federal Home Loan Bank stock	303	303	303
Premises and equipment, net	390	360	330
Net deferred tax asset	103	111	136
Goodwill and intangible assets	190	70	21
Other assets	781	723	670
Total assets	$18,531	$18,697	$16,912
Liabilities and Stockholders' Equity
Noninterest-bearing	$2,989	$3,096	$2,049
Interest-bearing	9,391	8,493	6,885
Total deposits	12,380	11,589	8,934
Short-term Federal Home Loan Bank advances	3,244	3,199	4,260
Long-term Federal Home Loan Bank advances	150	1,280	1,405
Other long-term debt	495	495	494
Other liabilities	692	616	420
Total liabilities	16,961	17,179	15,513
Stockholders' Equity
Common stock	1	1	1
Additional paid in capital	1,522	1,519	1,512
Accumulated other comprehensive loss	(47)	(42)	(16)
Retained earnings/(accumulated deficit)	94	40	(98)
Total stockholders' equity	1,570	1,518	1,399
Total liabilities and stockholders' equity	$18,531	$18,697	$16,912

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Fourth Quarter 2018 Compared to:
	Three Months Ended					Third Quarter 2018		Fourth Quarter 2017
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$181	$183	$167	$152	$148	$(2)	(1)%	$33	22%
Total interest expense	29	59	52	46	41	(30)	(51)%	(12)	(29)%
Net interest income	152	124	115	106	107	28	23%	45	42%
Provision (benefit) for loan losses	(5)	(2)	(1)	—	2	(3)	N/M	(7)	N/M
Net interest income after provision (benefit) for loan losses	157	126	116	106	105	31	25%	52	50%
Noninterest Income
Net gain on loan sales	34	43	63	60	79	(9)	(21)%	(45)	(57)%
Loan fees and charges	20	23	24	20	24	(3)	(13)%	(4)	(17)%
Deposit fees and charges	6	5	5	5	4	1	20%	2	50%
Loan administration income	8	5	5	5	5	3	60%	3	60%
Net return (loss) on the mortgage servicing rights	10	13	9	4	(4)	(3)	(23)%	14	N/M
Other noninterest income	20	18	17	17	16	2	11%	4	25%
Total noninterest income	98	107	123	111	124	(9)	(8)%	(26)	(21)%
Noninterest Expense
Compensation and benefits	82	76	80	80	80	6	8%	2	3%
Commissions	16	21	25	18	23	(5)	(24)%	(7)	(30)%
Occupancy and equipment	36	31	30	30	28	5	16%	8	29%
Federal insurance premiums	4	6	6	6	5	(2)	(33)%	(1)	(20)%
Loan processing expense	16	14	15	14	16	2	14%	—	—%
Legal and professional expense	9	7	6	6	8	2	29%	1	13%
Intangible asset amortization	3	1	1	—	—	2	N/M	3	N/M
Other noninterest expense	23	17	14	19	18	6	35%	5	28%
Total noninterest expense	189	173	177	173	178	16	9%	11	6%
Income before income taxes	66	60	62	44	51	6	10%	15	29%
Provision for income taxes	12	12	12	9	96	—	—%	(84)	N/M
Net income (loss)	$54	$48	$50	$35	$(45)	$6	13%	$99	N/M
Income (loss) per share
Basic	$0.94	$0.84	$0.86	$0.61	$(0.79)	$0.10	12%	$1.73	N/M
Diluted	$0.93	$0.83	$0.85	$0.60	$(0.79)	$0.10	12%	$1.72	N/M
N/M - Not meaningful

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in millions, except per data share) (Unaudited)

	Twelve Months Ended		Compared to: Year Ended December 31, 2017
	December 31, 2018	December 31, 2017	Amount	Percent
Total interest income	$683	$527	$156	30%
Total interest expense	186	137	49	36%
Net interest income	497	390	107	27%
Provision (benefit) for loan losses	(8)	6	(14)	N/M
Net interest income after provision (benefit) for loan losses	505	384	121	32%
Noninterest Income
Net gain on loan sales	200	268	(68)	(25)%
Loan fees and charges	87	82	5	6%
Deposit fees and charges	21	18	3	17%
Loan administration income	23	21	2	10%
Net return on the mortgage servicing rights	36	22	14	64%
Other noninterest income	72	59	13	22%
Total noninterest income	439	470	(31)	(7)%
Noninterest Expense
Compensation and benefits	318	299	19	6%
Commissions	80	72	8	11%
Occupancy and equipment	127	103	24	23%
Federal insurance premiums	22	16	6	38%
Loan processing expense	59	57	2	4%
Legal and professional expense	28	30	(2)	(7)%
Intangible asset amortization	5	—	5	N/M
Other noninterest expense	73	66	7	11%
Total noninterest expense	712	643	69	11%
Income before income taxes	232	211	21	10%
Provision for income taxes	45	148	(103)	(70)%
Net income	$187	$63	$124	N/M
Income per share
Basic	$3.26	$1.11	$2.15	N/M
Diluted	$3.21	$1.09	$2.12	N/M
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$5,284	$8,290	$8,631	$30,308	$32,527
Mortgage loans originated (2)	$6,340	$9,199	$9,749	$32,465	$34,408
Mortgage loans sold and securitized	$7,146	$8,423	$10,096	$32,076	$32,493
Selected Ratios:
Interest rate spread	3.52%	2.57%	2.56%	2.58%	2.56%
Adjusted interest rate spread (3) (4)	2.63%	2.57%	2.56%	2.58%	2.56%
Net interest margin	3.70%	2.93%	2.76%	2.89%	2.75%
Adjusted net interest margin (4)	2.99%	2.93%	2.76%	2.89%	2.75%
Net margin on loans sold and securitized	0.44%	0.51%	0.78%	0.62%	0.82%
Return on average assets	1.17%	1.04%	(1.05)%	1.04%	0.40%
Return on average equity	13.98%	12.80%	(12.07)%	12.58%	4.41%
Efficiency ratio	75.7%	74.6%	77.1%	76.0%	74.8%
Equity-to-assets ratio (average for the period)	8.41%	8.13%	8.73%	8.28%	9.05%
Average Balances:
Average common shares outstanding	57,628,561	57,600,360	57,186,367	57,520,289	57,093,868
Average fully diluted shares outstanding	58,385,354	58,332,598	57,186,367	58,322,950	58,178,343
Average interest-earning assets	$16,391	$16,786	$15,379	$16,136	$14,130
Average interest-bearing liabilities	$13,046	$13,308	$12,939	$13,124	$11,848
Average stockholders' equity	$1,548	$1,514	$1,497	$1,488	$1,433

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes residential first mortgage.

(3)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(4)
The three months and twelve months ended December 31, 2018, excludes $29 million of hedging gains reclassified from AOCI to net interest income in conjunction with the payment of long-term FHLB advances.

	December 31, 2018	September 30, 2018	December 31, 2017
Selected Statistics:
Book value per common share	$27.19	$26.34	$24.40
Tangible book value per share (1)	23.90	25.13	24.04
Number of common shares outstanding	57,749,464	57,625,439	57,321,228
Number of FTE employees	3,938	3,496	3,525
Number of bank branches	160	108	99
Ratio of nonperforming assets to total assets (2)	0.16%	0.17%	0.22%
Common equity-to-assets ratio	8.47%	8.12%	8.27%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	35.8	34.3	28.9
Capitalized value of mortgage servicing rights	1.35%	1.43%	1.16%
Mortgage servicing rights to Tier 1 capital	19.3%	20.3%	20.1%

(1)
Excludes goodwill and intangibles of $190 million, $70 million, and $21 million at December 31, 2018, September 30, 2018, and December 31, 2017, respectively. See Non-GAAP Reconciliation for further information.

(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,991	$48	4.78%	$4,393	$52	4.69%	$4,537	$46	4.07%
Loans held-for-investment
Residential first mortgage	3,115	29	3.68%	3,027	27	3.63%	2,704	23	3.37%
Home equity	717	10	5.43%	695	9	5.12%	524	7	5.11%
Other	231	3	6.06%	128	2	5.54%	26	—	4.49%
Total Consumer loans	4,063	42	4.12%	3,850	38	3.96%	3,254	30	3.66%
Commercial Real Estate	2,171	31	5.52%	2,106	29	5.37%	1,866	21	4.48%
Commercial and Industrial	1,345	19	5.48%	1,330	18	5.28%	1,136	14	4.76%
Warehouse Lending	1,337	18	5.29%	1,586	21	5.10%	1,039	13	4.82%
Total Commercial loans	4,853	68	5.45%	5,022	68	5.26%	4,041	48	4.65%
Total loans held-for-investment	8,916	110	4.84%	8,872	106	4.70%	7,295	78	4.21%
Loans with government guarantees	350	2	2.72%	292	3	4.20%	260	3	3.90%
Investment securities	2,996	21	2.84%	3,100	21	2.81%	3,204	21	2.61%
Interest-earning deposits	138	—	1.55%	129	1	2.38%	83	—	1.33%
Total interest-earning assets	16,391	$181	4.39%	16,786	$183	4.32%	15,379	$148	3.81%
Other assets	2,022			1,825			1,772
Total assets	$18,413			$18,611			$17,151
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,072	$3	1.02%	$727	$3	1.62%	$547	$—	0.26%
Savings deposits	3,075	7	0.91%	3,229	7	0.90%	3,621	8	0.77%
Money market deposits	446	—	0.41%	252	—	0.62%	231	—	0.52%
Certificates of deposit	2,274	11	1.88%	2,150	10	1.78%	1,397	5	1.32%
Total retail deposits	6,867	21	1.22%	6,358	20	1.27%	5,796	13	0.84%
Government deposits
Demand deposits	269	1	0.67%	283	1	0.59%	204	—	0.59%
Savings deposits	602	3	1.69%	564	2	1.48%	394	1	0.94%
Certificates of deposit	313	1	1.76%	327	1	1.52%	376	1	1.05%
Total government deposits	1,184	5	1.48%	1,174	4	1.28%	974	2	0.91%
Wholesale deposits and other	625	3	2.08%	537	3	2.03%	45	—	1.50%
Total interest-bearing deposits	8,676	29	1.31%	8,069	27	1.32%	6,815	15	0.86%
Short-term FHLB advances and other	2,954	18	2.39%	3,465	18	2.10%	4,329	14	1.25%
Long-term FHLB advances	921	(25)	(10.65)%	1,280	7	2.11%	1,301	6	1.93%
Less: Swap gain reclassified out of OCI (4)		29		—	—	—%		—
Adjusted long-term FHLB advances (4)	921	4	1.97%	1,280	7	2.11%	1,301	6	1.93%
Other long-term debt	495	7	5.65%	494	7	5.62%	494	6	5.12%
Adjusted total interest-bearing liabilities (4)	13,046	58	1.76%	13,308	59	1.75%	12,939	41	1.25%
Noninterest-bearing deposits (1)	3,266			3,267			2,269
Other liabilities	553			522			446
Stockholders' equity	1,548			1,514			1,497
Total liabilities and stockholders' equity	$18,413			$18,611			$17,151
Net interest-earning assets	$3,345			$3,478			$2,440
Net interest income (4)		$123			$124			$107
Adjusted interest rate spread (2) (4)			2.63%			2.57%			2.56%
Adjusted net interest margin (3) (4)			2.99%			2.93%			2.76%
Ratio of average interest-earning assets to interest-bearing liabilities			125.6%			126.1%			118.9%
Total average deposits	$11,942			$11,336			$9,084

(1)	Includes noninterest-bearing custodial deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

(4)	The three months ended December 31, 2018, excludes $29 million of hedging gains reclassified from AOCI in conjunction with the payment of long-term FHLB advances.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,196	$190	4.52%	$4,146	$165	3.99%
Loans held-for-investment
Residential first mortgage	2,949	105	3.56%	2,549	85	3.35%
Home equity	690	36	5.21%	471	24	5.06%
Other	111	6	5.73%	26	1	4.51%
Total Consumer loans	3,750	147	3.93%	3,046	110	3.62%
Commercial Real Estate	2,063	109	5.23%	1,579	68	4.25%
Commercial and Industrial	1,288	69	5.32%	981	47	4.73%
Warehouse Lending	1,318	69	5.14%	890	43	4.73%
Total Commercial loans	4,669	247	5.23%	3,450	158	4.51%
Total loans held-for-investment	8,419	394	4.65%	6,496	268	4.09%
Loans with government guarantees	303	11	3.53%	290	13	4.30%
Investment securities	3,094	86	2.76%	3,121	80	2.57%
Interest-earning deposits	124	2	1.83%	77	1	1.15%
Total interest-earning assets	16,136	$683	4.21%	14,130	$527	3.71%
Other assets	1,844			1,716
Total assets	$17,980			$15,846
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$764	$7	0.93%	$514	$1	0.19%
Savings deposits	3,300	29	0.87%	3,829	29	0.76%
Money market deposits	288	2	0.49%	255	1	0.50%
Certificates of deposit	2,015	34	1.70%	1,187	14	1.18%
Total retail deposits	6,367	72	1.12%	5,785	45	0.78%
Government deposits
Demand deposits	259	1	0.57%	222	1	0.45%
Savings deposits	535	8	1.41%	406	3	0.68%
Certificates of deposit	355	5	1.44%	329	2	0.82%
Total government deposits	1,149	14	1.23%	957	6	0.67%
Wholesale deposits and other	401	8	2.02%	23	—	1.35%
Total interest-bearing deposits	7,917	94	1.18%	6,765	51	0.77%
Short-term FHLB advances and other	3,521	68	1.93%	3,356	37	1.09%
Long-term FHLB advances	1,192	(4)	(0.32)%	1,234	24	1.92%
Less: Swap gain reclassified out of OCI (4)		29			—
Adjusted long-term FHLB advances (4)	1,192	25	2.12%	1,234	24	1.92%
Other long-term debt	494	28	5.56%	493	25	5.08%
Adjusted total interest-bearing liabilities (4)	13,124	215	1.63%	11,848	137	1.15%
Noninterest-bearing deposits (1)	2,858			2,142
Other liabilities	510			423
Stockholders' equity	1,488			1,433
Total liabilities and stockholders' equity	$17,980			$15,846
Net interest-earning assets	$3,012			$2,282
Net interest income (4)		$468			$390
Adjusted interest rate spread (2) (4)			2.58%			2.56%
Adjusted net interest margin (3) (4)			2.89%			2.75%
Ratio of average interest-earning assets to interest-bearing liabilities			122.9%			119.3%
Total average deposits	$10,775			$8,907

(1)	Includes noninterest-bearing custodial deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

(4)	The twelve months ended December 31, 2018, excludes $29 million of hedging gains reclassified from AOCI in conjunction with the payment of long-term FHLB advances.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income	54	48	(45)	187	63
Weighted average shares
Weighted average common shares outstanding	57,628,561	57,600,360	57,186,367	57,520,289	57,093,868
Effect of dilutive securities
May Investor warrants	—	—	—	—	12,287
Stock-based awards (1)	756,793	732,238	—	802,661	1,072,188
Weighted average diluted common shares	58,385,354	58,332,598	57,186,367	58,322,950	58,178,343
Earnings per common share
Basic earnings per common share	$0.94	$0.84	$(0.79)	$3.26	$1.11
Effect of dilutive securities
May Investor warrants	—	—	—	—	—
Stock-based awards	(0.01)	(0.01)	—	(0.05)	(0.02)
Diluted earnings per common share	$0.93	$0.83	$(0.79)	$3.21	$1.09

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,505	8.29%	$1,540	8.36%	$1,442	8.51%
Total adjusted avg. total asset base	$18,158		$18,426		$16,951
Tier 1 common equity (to risk weighted assets)	$1,265	10.54%	$1,300	11.01%	$1,216	11.50%
Tier 1 capital (to risk weighted assets)	$1,505	12.54%	$1,540	13.04%	$1,442	13.63%
Total capital (to risk weighted assets)	$1,637	13.63%	$1,677	14.20%	$1,576	14.90%
Risk-weighted asset base	$12,006		$11,811		$10,579

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,574	8.67%	$1,617	8.77%	$1,531	9.04%
Total adjusted avg. total asset base	$18,151		$18,433		$16,934
Tier 1 common equity (to risk weighted assets)	$1,574	13.12%	$1,617	13.68%	$1,531	14.46%
Tier 1 capital (to risk weighted assets)	$1,574	13.12%	$1,617	13.68%	$1,531	14.46%
Total capital (to risk weighted assets)	$1,705	14.21%	$1,753	14.84%	$1,664	15.72%
Risk-weighted asset base	$11,997		$11,818		$10,589

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	December 31, 2018		September 30, 2018		December 31, 2017
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$146,040	705,149	$106,297	494,950	$65,864	309,814
Serviced for others	21,592	88,434	21,835	88,410	25,073	103,137
Serviced for own loan portfolio (3)	7,192	32,920	8,033	35,185	7,013	29,493
Total residential loans serviced	$174,824	826,503	$136,165	618,545	$97,950	442,444

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

(3)
Includes loans held-for-investment (residential first mortgage and home equity), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	December 31, 2018		September 30, 2018		December 31, 2017
Consumer loans
Residential first mortgage	$2,999	33.0%	$3,085	34.4%	$2,754	35.7%
Home equity	731	8.0%	704	7.9%	664	8.6%
Other	314	3.5%	150	1.7%	25	0.3%
Total consumer loans	4,044	44.5%	3,939	43.9%	3,443	44.6%
Commercial loans
Commercial real estate	2,152	23.7%	2,160	24.1%	1,932	25.1%
Commercial and industrial	1,433	15.8%	1,317	14.7%	1,196	15.5%
Warehouse lending	1,459	16.0%	1,550	17.3%	1,142	14.8%
Total commercial loans	5,044	55.5%	5,027	56.1%	4,270	55.4%
Total loans held-for-investment	$9,088	100.0%	$8,966	100.0%	$7,713	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Allowance for loan losses
Residential first mortgage	$38	$40	$47
Home equity	15	20	22
Other	3	2	1
Total consumer loans	56	62	70
Commercial real estate	48	46	45
Commercial and industrial	18	20	19
Warehouse lending	6	6	6
Total commercial loans	72	72	70
Total allowance for loan losses	$128	$134	$140

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Beginning balance	$134	$137	$140	$140	$142
Provision (benefit) for loan losses	(5)	(2)	2	(8)	6
Charge-offs
Total consumer loans	(2)	(2)	(3)	(8)	(13)
Total commercial loans	—	—	(1)	—	(1)
Total charge-offs	$(2)	$(2)	$(4)	$(8)	$(14)
Recoveries
Total consumer loans	1	1	—	4	4
Total commercial loans	—	—	2	—	2
Total recoveries	1	1	2	4	6
Charge-offs, net of recoveries	(1)	(1)	(2)	(4)	(8)
Ending balance	$128	$134	$140	$128	$140
Net charge-offs to LHFI ratio (annualized) (1)	0.04%	0.05%	0.11%	0.04%	0.12%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.05%	0.10%	0.26%	0.08%	0.26%
Home equity and other consumer	0.23%	0.21%	0.39%	0.21%	0.31%
Commercial real estate	(0.02)%	—%	0.03%	(0.01)%	—%
Commercial and industrial	—%	—%	(0.15)%	(0.01)%	(0.05)%

(1)	Excludes loans carried under the fair value option.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
Nonperforming LHFI	$12	$12	$13
Nonperforming TDRs	3	4	5
Nonperforming TDRs at inception but performing for less than six months	7	9	11
Total nonperforming LHFI and TDRs (1)	22	25	29
Real estate and other nonperforming assets, net	7	7	8
LHFS	$10	$10	$9
Total nonperforming assets	$39	$42	$46

Ratio of nonperforming assets to total assets (2)	0.16%	0.17%	0.22%
Ratio of nonperforming LHFI and TDRs to LHFI	0.24%	0.28%	0.38%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.32%	0.35%	0.48%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
December 31, 2018
Consumer loans	$5	$2	$22	$29	$4,044
Commercial loans	—	—	—	—	5,044
Total loans	$5	$2	$22	$29	$9,088
September 30, 2018
Consumer loans	$2	$1	$25	$28	$3,939
Commercial loans	—	—	—	—	5,027
Total loans	$2	$1	$25	$28	$8,966
December 31, 2017
Consumer loans	$3	$2	$29	$34	$3,443
Commercial loans	—	—	—	—	4,270
Total loans	$3	$2	$29	$34	$7,713

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
December 31, 2018
Consumer loans	$44	$10	$54
Total TDR loans	$44	$10	$54
September 30, 2018
Consumer loans	$43	$13	$56
Total TDR loans	$43	$13	$56
December 31, 2017
Consumer loans	$43	$16	$59
Total TDR loans	$43	$16	$59

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The impact of tax reform in 2017 as well as acquisition related expenses and hedging gains recognized in conjunction with the Well Fargo branch acquisition in 2018 are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, adjusted net income, adjusted basic and diluted earnings per share, adjusted noninterest expense, adjusted net interest income, adjusted net interest margin, adjusted income before taxes, adjusted provision for income taxes, adjusted efficiency ratio and adjusted return on average assets provide a meaningful representation of its operating performance on an ongoing basis.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(Dollars in millions, except share data)
Total stockholders' equity	$1,570	$1,518	$1,475	$1,427	$1,399
Goodwill and intangibles	190	70	71	72	21
Tangible book value	$1,380	$1,448	$1,404	$1,355	$1,378

Number of common shares outstanding	57,749,464	57,625,439	57,598,406	57,399,993	57,321,228
Tangible book value per share	$23.90	$25.13	$24.37	$23.62	$24.04

Total Assets	$18,531	$18,697	$18,130	$17,736	$16,912
Tangible common equity to assets ratio	7.45%	7.74%	7.74%	7.65%	8.15%

Adjusted Income Before Taxes, Net Income, Provision for Income Taxes, Basic Earnings per Share, Diluted Earnings per Share, Net interest income, Net Interest Margin, Noninterest Expense, Efficiency Ratio and Return on Average Assets

	Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(Dollars in millions) (Unaudited)
Income before income taxes	$66	$60	$51	$232	$211
Adjustment for Wells Fargo acquisition costs	14	1	—	15	—
Adjustment for hedging gains	(29)	—	—	(29)	—
Adjusted income before income taxes	$51	$61	$51	$218	$211

Provision for income taxes	$12	$12	$96	$45	$148
Tax impact on adjustment for Wells Fargo acquisition costs	2	—	—	2	—
Tax impact on adjustment for hedging gains	(5)	—	—	(5)	—
Adjustment to remove tax reform impact	—	—	(80)	—	(80)
Adjusted provision for income taxes	$9	$12	$16	$42	$68

Net income (loss)	$54	$48	$(45)	$187	$63
Adjusted net income	$42	$49	$35	$176	$143

Weighted average common shares outstanding	57,628,561	57,600,360	57,186,367	57,520,289	57,093,868
Weighted average diluted common shares	58,385,354	58,332,598	58,311,881	58,322,950	58,178,343
Adjusted basic earnings per share	$0.73	$0.86	0.61	$3.06	$2.50
Adjusted diluted earnings per share	$0.72	$0.85	0.60	$3.02	$2.47

Total net interest income	$152	$124
Hedging gains	(29)	—
Adjusted total net interest income	$123	$124
Average interest earning assets	$16,391	$16,786
Net interest margin	3.70%	2.93%
Adjusted net interest margin	2.99%	2.93%

Total noninterest expense	$189	$173
Wells Fargo acquisition costs	14	1
Adjusted total noninterest expense	$175	$172

Efficiency ratio	75.7%	74.6%
Adjustment to remove Wells Fargo acquisition costs	(5.7)%	(0.5)%
Adjustment to remove hedging gains	9.2%	—%
Adjusted efficiency ratio	79.2%	74.1%

Average total assets	$18,413	$18,611
Return on average assets	1.17%	1.04%
Adjustment to remove Wells Fargo acquisition costs	0.26%	(0.08)%
Adjustment to remove hedging gains	(0.52)%	—%
Adjusted return on average assets	0.91%	1.05%